Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of the 11th day of February, 2008, is by and between Freescale Semiconductor, Inc. (the “Company”), Freescale Holdings GP, Ltd. (the “GP”), and Richard M. Beyer (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) and the Board of Directors of the GP, the managing general partner of Freescale Holdings, L.P. (the “Parent Board”) have determined that it is in the best interests of the Company and its parents and ultimate owners for the Executive to serve as the Company’s Chief Executive Officer and to serve as Chairman of the Board as well as to serve as Chairman of the Parent Board, on the terms and conditions set forth in this Agreement;

WHEREAS, the Executive desires to accept such service, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1. Effective Date. The Company will employ the Executive commencing on March 17, 2008, or on such later date to be identified by the Executive based upon the effective date of the Executive’s resignation of employment from his current employer (the “Effective Date”).

2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the Date of Termination, as defined below (the period of such employment to be called the “Employment Period”).

3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with such position, and shall report to the Board and the Parent Board. In addition, during the Employment Period, subject to Section 4(g), the Executive shall serve as (or appoint a designee to serve as) Chairman of the Board and shall serve as Chairman of the Parent Board and shall be nominated (and re-nominated) by the Company and the GP, as applicable, to remain on such boards during the Employment Period. The Executive’s principal locations of employment shall be at the Company’s offices in Austin, Texas and San Jose, California; provided, however, that the Executive will spend sufficient and reasonable working hours at the Company’s offices in Austin,

Texas, and provided further that the Executive may be required under reasonable business circumstances to engage in additional travel to that described above in connection with performing his duties under this Agreement.

(ii) The Executive agrees that during the Employment Period, he shall devote all of his business time, energies and talents to serving as the Company’s Chief Executive Officer, as a director and Chairman of the Board (if applicable) and as a director and Chairman of the Parent Board, and perform his duties conscientiously and faithfully subject to the lawful directions of the boards, and in accordance with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies, and codes of conduct (collectively, the “Company Policies”). During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 10, to serve on corporate, civic or charitable boards or committees; provided, that, without the written approval of the Parent Board, which shall not be unreasonably withheld, the Executive shall not serve on more than one such corporate board.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) of not less than $1,100,000, payable pursuant to the Company’s normal payroll practices. During the Employment Period, the current Annual Base Salary shall be reviewed for increase at such time, and in the same manner, as the salaries of senior officers of the Company are reviewed generally.

(ii) Annual Bonus. For each calendar year of the Company completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the Compensation and Leadership Committee of the Parent Board (the “Committee”); provided that, the Executive’s target Annual Bonus shall be not less than 150% of his Annual Base Salary (the “Target Bonus”). Notwithstanding the foregoing and except as set forth in Section 5(b), the Executive’s Annual Bonus with respect to the portion of the 2008 calendar year during the Employment Period will be no less than $1,100,000.

(iii) Commencement Bonus. In connection with the commencement of the Executive’s services hereunder, as soon as practicable following the Effective Date, the Executive will receive a one-time cash bonus equal to $1,000,000.

(iv) Profits Interest. Within 30 days of the Effective Date, the Executive will be granted all of the Class B Interests – 2008 Series (as defined in the Amended and Restated Agreement of Exempted Limited Partnership of the Parent, dated as of February 11, 2008, the “LP Agreement”) which will provide the Executive an interest in the Parent entitling the Executive to distributions equal to 1.2472% of all distributions in excess of the Partnership 2008 Book Value (as defined in the LP

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Agreement) made by the Parent, subject in all respects to the terms and conditions of the Freescale Holdings L.P. Award Agreement attached hereto as Annex A. No other Class B Interests – 2008 Series shall be granted to any person other than the Executive.

(v) Restricted Stock Units. Within 30 days of the Effective Date, the Executive will be granted 2,100,840 restricted stock units in Freescale Semiconductor Holdings I, Ltd. subject in all respects to the terms and conditions of the Freescale Semiconductor Holdings Restricted Stock Unit Award Agreement attached hereto as Annex B.

(vi) Deferred Compensation. The Executive will be given the opportunity to vest into deferred compensation of $12,500,000 subject in all respects to the terms and conditions of the Freescale Semiconductor Inc. Deferred Compensation Agreement attached hereto as Annex C.

(vii) Participation in Incentive Plans. The Executive shall be eligible to participate in any long-term incentive plans or programs established by the Company or its affiliates for senior officers generally, at levels commensurate with the benefits provided to other senior officers and with adjustments appropriate for his position as the Chief Executive Officer, Chairman of the Board and Chairman of the Parent Board. Any awards made under Sections 3(b)(iv), (v) and (vii) and other similar awards subsequently issued to the Executive by members of the “Affiliated Group” (as defined below) shall be referred to in this Agreement as the “Equity Awards.”

(viii) Benefits. During the Employment Period, the Executive shall be eligible for participation in the welfare, retirement, perquisite (including, but not limited to, the use of an aircraft to the same extent as under the Company’s written policy applicable to the Company’s Chief Executive Officer as of June 22, 2007, and the use of an apartment and automobile in the Austin, Texas metropolitan area) and fringe benefit (including relocation, financial planning, and automobile), and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior officers of the Company generally; provided, that, any severance payments or benefits to be received under any severance benefit plans, practices, policies and programs shall be offset and reduced by any severance benefits or payments received under this Agreement. In the event that any of the perquisites provided by the Company or its affiliates to the Executive related to business travel to Austin, Texas subject the Executive to any tax liability, the Company agrees to pay the Executive an amount of cash equal to such tax liability and an additional amount of cash equal to the tax liability that the Executive will be subject to as a result of the total cash payment described in this sentence.

(ix) Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses (including, but not limited to, reasonable business expenses incident to business related travel to Austin, Texas) reasonably incurred by the Executive in accordance with the policies of the Company as may be in effect from time to time for senior officers generally.

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(x) Vacation. During the Employment Period, the Executive shall be eligible for paid vacation in accordance with the policies of the Company as may be in effect from time to time for senior officers generally; provided, however, that during each calendar year of the Employment Period, Executive shall be entitled to at least four (4) weeks of paid vacation.

(c) Other Entities. The Executive agrees to serve upon request, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other entities, which, in each case, are affiliates of the Company, including entities in which the Company has a significant investment (collectively, the Company and such entities, shall be referred to herein as the “Affiliated Group”), as determined by the Company. As used in this Agreement, the term “affiliate” of an entity shall include any entity controlled by, controlling, or under common control with such entity; provided, however, that with respect to the Company, an affiliate shall not include any entity that would be an affiliate of the Company as a result of such entity being under common control with the Company by any member, or the members collectively, of the “Principal Investor Group” (as defined in the Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006) or their successors in interest.

4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with a Notice of Termination. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for 180 consecutive days or for 180 intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the parties cannot agree on a licensed physician, each party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause by providing a Notice of Termination to the Executive, provided that if such termination is with Cause, such Notice of Termination may be provided to the Executive at any time following the adoption of a written resolution by the Board (which shall require an affirmative vote of not less than a majority of the Board (not including the Executive)) that there is “Cause” for such termination. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful or gross and repeated misconduct in the performance of his duties in each instance so as to cause material harm to the Company or any of its affiliates, which is not cured within 30 days following delivery to the Executive of a written notice by the Board of such willful or gross and repeated misconduct; or

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(ii) a judicial determination that the Executive has committed fraud, misappropriation or embezzlement against the Company or any of its affiliates; or

(iii) the Executive’s conviction of a felony that constitutes a crime involving moral turpitude and that results in material harm to the Company or any of its affiliates.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(c) below shall have occurred and the Executive provides the Company with written notice thereof within 30 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 60 days after the date of delivery of the notice referred to in clause (x) above by providing a Notice of Termination to the Company. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Executive’s written consent or in consequence of a prior termination or a Notice of Termination of the Executive’s employment, the occurrence of any of the following:

(i) a reduction by the Company in the Executive’s Annual Base Salary or a reduction in the Executive’s Target Bonus as a percentage of the Executive’s Annual Base Salary; or

(ii) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive at any time during the Employment Period, unless such reduction is applicable to senior officers of the Company generally, taking into account the Executive’s position; or

(iii) the removal of the Executive from any one of his positions as Chief Executive Officer, director and Chairman of the Board (if applicable) or director and Chairman of the Parent Board (other than pursuant to a termination of the Executive’s employment for death, Disability or Cause); or

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(iv) a material diminution in the Executive’s duties or responsibilities (other than as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities) as Chief Executive Officer of the Company; or

(v) a material change in the Executive’s reporting relationship that is inconsistent with the terms of the first sentence of Section 3(a)(i); or

(vi) the Company requiring the Executive’s principal location of employment to be at any office or location more than 35 miles from the Company’s office in San Jose, California (other than to the extent agreed to or requested by the Executive) on the Effective Date or

(vii) a material failure of the Company to comply with the terms of this Agreement.

(d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason and such termination shall not be deemed to be a breach of this Agreement.

(e) Notice of Termination. Any termination by the Company for Cause, without Cause or for Disability, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, where applicable, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) sets forth the applicable Date of Termination as provided below. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or if the Executive voluntarily resigns without Good Reason, the 90th day after the Notice of Termination is given, (iii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (iv) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date.

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(g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Parent Board, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Executive performs services), including, without limitation, the Board, the Parent Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause. Subject to Section 6, if, during the Employment Period, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (2) the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days (except as specifically provided in Section 5(a)(i)(A)(3)) after the Date of Termination, the aggregate of the following amounts:

A. the sum of (1) the Executive’s accrued but unpaid Annual Base Salary and any accrued but unused vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(vii) but have not been reimbursed by the Company as of the Date of Termination, (3) the Executive’s Annual Bonus for the calendar year immediately preceding the calendar year in which the Date of Termination occurs if such bonus has been determined or earned but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid), and (4) the product of the Executive’s Target Bonus for the calendar year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of days in such year through the Date of Termination and the denominator of which is 365 (collectively, the “Obligations”); and

B. the amount equal to the product of (x) two and (y) the sum of (I) the Executive’s Annual Base Salary and (II) the Target Bonus; and

(ii) for two years after the Executive’s Date of Termination, the Company shall continue medical and life insurance benefits to the Executive (and, if applicable, to any dependents of the Executive who received such benefits under his coverage prior to the Date of Termination) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, that the Executive continues to make all required contributions. Beginning on the date following the date which is two years after the Executive’s Date of Termination, the Company shall provide the Executive and his

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spouse such retiree coverage as is then provided to other senior executives of the Company. If no such coverage is then provided, the Company shall provide the Executive and his spouse medical coverage comparable in scope and cost with that provided to active employees, which coverage shall cease upon the earlier of the date upon which the Executive becomes eligible for Medicare or becomes eligible for coverage under another employer’s medical plan; and

(iii) Equity Awards shall become vested for an additional number of shares equal to the number of shares subject to the Equity Award(s) (if any) that would have vested on the next anniversary of the Date of Grant if the Executive had remained employed until such date (the “Subsequent Tranche”), multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Executive’s employment through the Executive’s Date of Termination and the denominator of which equals 365, plus the Subsequent Tranche; subject in all circumstances to the maximum of the total number of shares subject to the Equity Award(s) as of the Date Termination; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

Except with respect to payments and benefits under Sections 5(a)(i)(A)(l), 5(a)(i)(A)(2) and 5(a)(iii), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive’s execution and non-revocation of a release in the form attached hereto as Exhibit A, with such revisions as may be mutually agreed to by the Executive and the parties thereto.

(b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or if the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2), and (except in the event of a termination by the Company for Cause) (3) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the obligation to pay or provide to the Executive’s beneficiaries the Obligations and the timely payment or provision of the Other Benefits.

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(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive the Obligations and the timely payment or provision of the Other Benefits, including any applicable disability benefits.

6. Change in Control Benefits. If at any time following a Change in Control (as defined below) the Executive’s employment is terminated other than for Cause, death or Disability or he resigns for Good Reason, the Executive is entitled to receive the following benefits payable in a lump sum within ten days following the Date of Termination:

(a) The Obligations;

(b) three times the greater of (i) the Executive’s highest Annual Base Salary during the three years prior to the Change in Control and (ii) the Executive’s Annual Base Salary on the Date of Termination;

(c) the amount equal to three times the highest Annual Bonus, including any bonus or portion thereof that has been deferred (and annualized for any fiscal year consisting of less than 12 months or during which the Executive was employed for less than 12 months), that the Executive received during the five calendar years prior to the Date of Termination; and

(d) health, medical, life and long-term disability benefits for three years comparable to the Executive’s benefits immediately prior to the Change in Control, or if the Executive is unable to continue to participate in the Company’s health, medical, life and long-term disability plans, the Company will provided the Executive comparable benefits on an after-tax basis. For purposes of eligibility for retiree medical benefits pursuant to such plans, the Executive will be considered to have remained employed until the earlier of three years after the Date of Termination or the last day any Company employee may become eligible for such retiree medical benefits and to have retired on the last day of such period. The benefits will be no less favorable than as in effect immediately prior to the Change in Control. The Executive shall be eligible for COBRA benefits at the end of the three-year period. Beginning on the date following the date that the Executive is no longer eligible for coverage under COBRA, the Company shall provide the Executive and his spouse such retiree coverage as is then provided to other senior executives of the Company. If no such coverage is then provided, the Company shall provide the Executive and his spouse medical coverage comparable in scope and cost with that provided to active employees, which coverage shall cease upon the earlier of the date upon which the Executive becomes eligible for Medicare or becomes eligible for coverage under another employer’s medical plan.

Notwithstanding the foregoing, if the Company amends its current Senior Officer Change in Control Severance Plan or adopts a Change in Control severance plan for senior officers generally with more generous benefits than the benefits outlined above, the Executive will be entitled to those more generous benefits to the extent applicable in lieu of benefits provided hereunder.

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If the Executive is terminated by the Company (other than for Cause) within the nine-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then the Executive shall be entitled to receive the benefits listed in Sections 6(a) through (f) above.

If the Executive becomes entitled to payments under this Section 6, he will not be entitled to any payments or benefits under Section 5.

7. Definition of Change in Control. The term “Change in Control” as used in this Agreement shall have the same meaning given to such term under the Freescale Holdings L.P. 2006 Interest Plan.

8. Change in Control.

(a) In the event that any payment or distribution by the Affiliated Group to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) is made to the Executive, at a time when the common stock of the Company or any of its affiliates is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code, and it shall be determined that the Payment, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the parties shall use their best efforts to satisfy the “shareholder approval requirements” of Section 280G(b)(5) of the Code in a manner designed to preserve the full economic benefit to the Executive of any Payments or other benefits otherwise due to the Executive.

(b) In the event that any Payment is made to the Executive, other than at a time when the common stock of the Company or any of its affiliates is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code, and it shall be determined that the Payment, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay the Executive an additional amount of cash (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax (as defined below), and any federal, state and local income tax, employment tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. For purposes of determining the amount of the Gross-Up Payment, unless the Executive specifies that other rates apply, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Executive’s Date of Termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(c) All determinations to be made under this Section 8 shall be made by the Company’s independent public accounting firm immediately prior to the transaction subject to

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Section 280G of the Code or another independent public accounting firm selected by the Company prior to such date (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 20 days after the transaction subject to Section 280G of the Code. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

(d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order to contest such claim effectively, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on

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an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance. Any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (c)) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 8, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b), (c) and (d) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b), (c) and (d) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

(g) The Company shall pay the Gross-Up Payment as and when the related Excise Tax is incurred. The Gross-Up Payment shall be paid in accordance with section 409A of the Code, to the extent applicable. If required in order to comply with section 409A of the Code, (i) the Gross-Up Payment attributable to payments other than severance compensation and benefits described in Section 5 or 6 shall be paid in a lump sum payment upon the closing of the transaction subject to Section 280G of the Code and (ii) the Gross-Up Payment attributable to severance compensation and benefits shall be paid in a lump sum payment on the first day on which severance compensation is paid pursuant to Section 5 or 6. If the amount of a Gross-Up Payment cannot be fully determined by the date on which the applicable portion of the Payment becomes subject to the Excise Tax (“Payment Date”), the Company shall pay to the Executive by the Payment Date an estimate of such Gross-Up Payment, as determined by the Accounting Firm, and the Company shall pay to the Executive the remainder of such Gross-Up Payment (if any) as soon as the amount can be determined, but in no event later than 20 days after the payment date.

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9. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. To the extent permitted by applicable law, the Company shall pay directly to the Executive all reasonable legal fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement, and the Company shall reimburse the Executive for all legal costs and expenses reasonably incurred (and documented in invoices) in connection with any dispute under this Agreement, so long as the Executive substantially prevails in such dispute. In addition, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, for any income tax, and all other applicable taxes imposed as a result of the Company’s payment of any legal fees contemplated herein in connection with the preparation and negotiation of this Agreement.

10. Covenants.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Affiliated Group that is not public knowledge (other than as a result of the Executive’s violation of this Section 10(a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities as the Chief Executive Officer, a director, and Chairman of the Board and Chairman of the Board of Directors of the Parent. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment with the Affiliated Group for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s

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employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior officers.

(b) Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c) Nonsolicitation of Affiliated Group Employees. The Executive shall not, at any time during the Nonsolicitation Restricted Period (as defined in this Section 10(c)), other than in the ordinary exercise of his duties while serving as Chief Executive Officer, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Nonsolicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. This Section 10(c) shall not apply to (i) recruitment of employees for the Affiliated Group, or (ii) the Executive’s personal administrative staff who perform secretarial-type functions. Additionally, a general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Nonsolicitation Restricted Period” shall mean the period from the Effective Date through the second anniversary of the Executive’s termination of employment with the Affiliated Group.

(d) Noncompetition — Solicitation of Business. During the Noncompetition Restricted Period (as defined in this Section 10(d)), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise

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render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The “Noncompetition Restricted Period” shall mean the period from the Effective Date through the second anniversary of the date of termination of the Executive’s employment.

(e) Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 10(e) shall be at mutually agreed to and convenient times.

(f) Remedies. If the provisions of this Section 10 should ever be adjudicated to exceed any maximum time, geographic, service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law. The Executive acknowledges that the provisions of this Section 10 are, in view of the nature of the business of Company and members of the Affiliated Group, reasonable and necessary to protect the legitimate interests of the Company and members of the Affiliated Group and that any violation of this Section 10 may result in irreparable injury to the Company or members of the Affiliated Group entitling the Company or members of the Affiliated Group to temporary or permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative with and in addition to any other rights or remedies to which the Company or any member of the Affiliated Group may be entitled hereunder or at law or in equity.

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11. Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by the Executive and the Executive’s heirs and legal representatives. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous. (a) This Agreement will be governed by the laws of the State of New York; provided, however, that if there is a judicial determination that the laws of the State of New York shall not be applicable, the parties agree that this Agreement will be governed by the laws of the State of Texas. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting the Borough of Manhattan in The City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(b) Notices under this Agreement must be in writing and will be deemed to have been given (i) when personally delivered or (ii) three business days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, and will be addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

With a copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA 94025

Attn: Richard Grimm, Esq.

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If to the Company:

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, TX 78735

Attention: General Counsel

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: Regina Olshan, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

(e) Subject to the provisions of Section 4(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the parties with respect to the subject matter hereof except as otherwise specifically set forth in this Agreement.

(g) The Company may not issue a press release or otherwise publicly disclose the Executive’s employment or potential employment with the Company without Executive’s consent as to the content and timing of such disclosure, which approval shall not be unreasonably withheld.

(h) The Company represents that it is has duly authorized the execution and delivery of this Agreement on behalf of the Company.

(i) Notwithstanding anything contained herein to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”),

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amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Executive’s termination, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In no event will any severance payments be made hereunder, unless the relevant termination of employment constitutes “separation from service” under Section 409A.

13. Director’s and Officer’s Insurance; Indemnification.

(a) The Company shall indemnify the Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which the Executive may be made a party (i) by reason of the Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates or (ii) by reason of Executive being or having been the Management Representative under the Investors Agreement.

(b) The Executive shall be covered during the entire term of this Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company or its affiliates, which such insurance shall be paid by the Company.

14. Section 409A. If it is determined that any amount due the Executive under the terms of this Agreement has been structured in a manner that would result in adverse tax treatment under section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective Boards of Directors, each of the Company and GP has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

RICHARD M. BEYER

/s/ Richard M. Beyer

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Paul C. Schorr IV
Title:	Authorized Signatory

FREESCALE HOLDINGS GP, LTD.

By:	/s/ Paul C. Schorr IV
Title:	Director

Annex A

FORM OF FREESCALE HOLDINGS L.P. AWARD AGREEMENT

FREESCALE HOLDINGS L.P.

AWARD AGREEMENT

THIS MANAGEMENT EQUITY AWARD AGREEMENT (“Agreement”) is made as of February     , 2008 (the “Date of Grant”) by and between Freescale Holdings L.P., a Cayman Islands limited partnership (the “Partnership”) and Richard Beyer (the “Executive”).

R E C I T A L S:

WHEREAS, in connection with the Executive’s Employment by the Company, the Partnership intends concurrently herewith to (i) allow the Executive to become a party to the LP Agreement and (ii) award to the Executive all of the Class B Interests – 2008 Series (the “Award”). Upon vesting in accordance with this Agreement, Unvested Interests shall automatically convert to Vested Interests for purposes of the LP Agreement and the Investors Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in Exhibit A.

2. Award of Interests.

(a) Subject to the terms and conditions hereof and subject to the execution by the Executive of the LP Agreement and the Investors Agreement, the Partnership hereby allows the Executive to become a party to the LP Agreement as a Limited Partner having all of the Class B Interests – 2008 Series which will provide the Executive an interest in the Partnership entitling the Executive to distributions equal to 1.2472% of all distributions in excess of the Partnership 2008 Book Value (as defined in the LP Agreement) made by the Partnership and awards such Interests to the Executive, and the Executive accepts such Interests from the Partnership. No other Class B Interests – 2008 Series shall be granted to any person other than the Executive.

(b) In connection with the grant of the Class B Interests – 2008 Series hereunder, Executive represents and warrants to the Company as of the date hereof that:

(i) the Class B Interests – 2008 Series to be acquired by Executive pursuant to this Agreement will be acquired for Executive’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act , or any applicable state securities laws, and the Class B Interests – 2008 Series will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

Annex A - 1

(ii) Executive is an executive officer of the Company, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Class B Interests – 2008 Series;

(iii) Executive is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission;

(iv) Executive is able to bear the economic risk of Executive’s investment in the Class B Interests – 2008 Series for an indefinite period of time because the Class B Interests – 2008 Series have not been registered under the Securities Act or applicable state securities laws and are subject to substantial restrictions on transfer set forth herein, and, therefore, cannot be sold unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from such registration is available, and in compliance with such restrictions on transfer;

(v) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Class B Interests – 2008 Series and has had full access to such other information concerning the Company as he has requested;

(vi) this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms.

3. Vesting Schedule.

(a) General. Subject to the Executive’s continued Employment or as otherwise provided in Section 4 below, the Award shall vest with respect to twenty-five percent (25%) of the Interests initially covered by the Award on each of the first, second, third and fourth anniversaries of the Effective Date.

(b) Change of Control. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control, all Unvested Interests shall become Vested Interests.

Annex A - 2

4. Termination of Employment.

(a) General. If the Executive’s Employment is terminated for any reason, any Unvested Interests shall (after giving effect to the provisions of Section 3(b) and this Section 4) terminate upon such termination of Employment.

(b) For Cause. The Award (including any Vested Interests and Unvested Interests) shall terminate upon the Executive’s termination of Employment for Cause.

(c) Without Cause or for Good Reason. Upon the Executive’s termination of Employment by the Company without Cause or by the Executive for Good Reason, a number of Interests equal to the number of Interests subject to the Award (if any) that would have become Vested Interests on the next anniversary of the Effective Date if the Executive had remained employed until such date (the “Subsequent Tranche”), multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Executive’s Employment through the Executive’s termination of Employment and the denominator of which equals 365, shall become Vested Interests, plus the Subsequent Tranche; subject in all circumstances to the maximum of the total number of Interests subject to the Award as of the date of such termination of Employment. Any Interests that remain Unvested Interests after giving effect to the above provisions of this Section 4(c) shall terminate immediately effective as of the termination of the Executive’s Employment.

(d) Death. Upon the Executive’s termination of Employment due to death, a number of Interests equal to the Subsequent Tranche multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Executive’s Employment through the Executive’s termination of Employment and the denominator of which equals 365, shall become Vested Interests, plus, a number of Class B Interests – 2008 Series equal to two Subsequent Tranches shall become Vested Interests; subject in all circumstances to the maximum of the total number of Interests subject to the Award as of the date of such termination of Employment. Any Interests that remain Unvested Interests after giving effect to the above provisions of this Section 4(d) shall terminate immediately effective as of the termination of the Executive’s Employment.

(e) Disability. Upon the Executive’s termination of Employment due to Disability, all Interests subject the Award shall become Vested Interests.

(f) Retirement. Upon the Executive’s termination of Employment due to Retirement, and solely to the extent so determined by the Board, a number of Interests equal to the Subsequent Tranche multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Executive’s Employment through the Executive’s termination of Employment and the denominator of which equals 365, shall become Vested Interests; subject in all circumstances to the maximum of the total number of Interests subject to the Award as of the date of such termination of Employment. Any Interests that remain Unvested Interests after giving effect to the above provisions of this Section 4(f) shall terminate immediately effective as of the termination of the Executive’s Employment.

Annex A - 3

(g) By the Executive other than due to Disability or Good Reason. Upon the Executive’s termination of Employment on account of a termination initiated by the Executive other than due to Disability or Good Reason, any Interests that remain Unvested Interests shall terminate immediately effective as of the termination of the Executive’s Employment.

(h) Forfeiture. Notwithstanding anything herein to the contrary, the Vested Interests shall be subject to the forfeiture provisions set forth in Section 6.4 of the Investors Agreement.

5. Certain Covenants. The Executive hereby agrees and covenants to perform all of his obligations set forth in Exhibit B hereto (which is incorporated by reference hereby) and acknowledges that the Executive’s obligations set forth in Exhibit B constitute a material inducement for the Partnership’s grant of the Award to the Executive.

6. Restrictions, etc. The Executive’s rights hereunder and with respect to Vested Interests and Unvested Interests are subject to the restrictions and other provisions contained in the Investors Agreement and the LP Agreement.

7. Adjustments. In the event of any change in the outstanding Interests after the Date of Grant by reason of any reorganization, recapitalization, merger, consolidation, spin off, combination or transaction or exchange of Interests or other exchange or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Interests or other securities issued pursuant to the Award and/or (ii) any other affected terms of such Award.

8. Certificates. All certificates, if any, evidencing Interests or other securities of the Company delivered under the Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9. Withholding. The Executive may be required to pay to the Company and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Award or from any compensation or other amount owing to the Executive the amount (in cash, securities, or other property) of any applicable withholding taxes in respect of the Award or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

10. No Right to Continued Employment. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company to continue the Employment of the Executive and shall not lessen or affect the Company’s right to terminate the Employment of such Executive.

Annex A - 4

11. Notices. Any notice necessary under this Agreement shall be addressed to the Partnership in care of its Secretary at the principal executive office of the Partnership and to the Executive at the address appearing in the personnel records of the Company for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

14. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

15. Tax Issues. THE ISSUANCE OF THE SUBJECT INTERESTS TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS, INCLUDING, WITHOUT LIMITATION, CONSIDERATION OF THE ADVISABILITY OF THE EXECUTIVE MAKING AN ELECTION UNDER SECTION 83(B) OF THE CODE. THE EXECUTIVE

Annex A - 5

ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO THE EXECUTIVE REGARDING THE TAX CONSEQUENCES OF THE GRANT OF THE INTERESTS SUBJECT TO THIS AWARD OR THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE SHALL BE SOLELY RESPONSIBLE FOR ANY TAXES ON THE SUBJECT INTERESTS AND SHALL HOLD THE COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY THE EXECUTIVE IN CONNECTION WITH THE INTERESTS SUBJECT TO THE AWARD AND THIS AGREEMENT.

16. Award Subject to Investors Agreement, LP Agreement and Registration Rights Agreement. By entering into this Agreement the Executive agrees and acknowledges that the Executive has received a copy of the Investors Agreement and the LP Agreement. The Award is subject to the Investors Agreement and the LP Agreement, each as may be amended from time to time, and the terms and provisions of the Investors Agreement and the LP Agreement are hereby incorporated herein by reference.

17. Waivers and Amendments. The respective rights and obligations of the Partnership and the Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of the Partnership and the Executive.

18. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

19. Section 409A. It is intended that the terms of this Agreement comply with section 409A of the Code. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights.

20. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Annex A - 6

IN WITNESS WHEREOF, the Partnership and the Executive have executed this Agreement.

Freescale Holdings L.P.

By:	Freescale Holdings GP Ltd.,
its general partner

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

EXECUTIVE:

Annex A - 7

Exhibit A to Annex A – Definitions

“Affiliate” shall have the meaning assigned such term in the Investors Agreement.

“Board” shall mean the Board of Directors of the General Partner.

“Cause” shall have the meaning assigned such term in the Investors Agreement.

“Change of Control” shall mean any of the following: (i) a Change of Control within the meaning of the Investors Agreement; (ii) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of Freescale Semiconductor, Inc. (“Freescale”), on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Qualified Institutional Investors, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of all Voting Stock then outstanding of Freescale, provided that for so long as (x) the Partnership and its subsidiaries own more than 50% of the total voting power of all Voting Stock of Freescale and (y) one or more Qualified Institutional Investors own more than 50% of the total voting power of all Voting Stock of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the Freescale Voting Stock owned by the Partnership and its subsidiaries; or (iv) during any period of 24-consecutive months, individuals who at the beginning of such period constituted the board of directors of Freescale (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Freescale was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Freescale then in office.

“Class B Interest – 2008 Series” shall have the meaning assigned such term in the LP Agreement.

“Committee” shall mean the Board or any person or persons designated by the Board to administer the Agreement.

“Company” shall mean the Partnership and its Affiliates.

“Disability” shall have the meaning assigned such term in the Employment Agreement.

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“Effective Date” shall have the meaning assigned to such term in the Employment Agreement.

“Employment” shall mean the Executive’s employment or other service relationship (including service as a member of the Board of Directors) with the Company. If the Executive’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Executive will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Executive transfers Employment to the Company or its remaining Affiliates.

“Employment Agreement” shall mean the employment agreement between the Company and the Executive to which this Agreement is an annex.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“General Partner” shall mean Freescale Holdings GP Ltd, a Cayman Islands exempted company limited by shares.

“Good Reason” shall have the meaning assigned such term in the Investors Agreement.

“Interest” shall mean the “Class B Interests – 2008 Series” as defined in the LP Agreement.

“Investors Agreement” means the Investors Agreement by and among the Partnership, Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Holdings Corp., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006.

“Limited Partner” shall have the meaning assigned such term in the LP Agreement.

“LP Agreement” shall mean the Amended and Restated Agreement of Exempted Limited Partnership of the Partnership, dated as of February 11, 2008, as amended from time to time.

“Qualified Institutional Investors” shall have the meaning assigned to such term in the Investors Agreement.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of December 1, 2006 by and among the Company and certain other parties.

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“Restrictive Covenants” shall have the meaning assigned to such term in the Investors Agreement.

“Retirement” the Executive’s voluntary termination of Employment other than for Cause after the date on which the Executive has reached the age of 55 and has a total of at least five years combined and continuous employment with the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Unvested Interests” shall have the meaning assigned to such term in the Investors Agreement.

“Vested Interests” shall have the meaning assigned to such term in the Investors Agreement.

“Voting Stock” shall mean all classes of capital stock or shares then outstanding and normally entitled to vote in elections of directors.

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Exhibit B to Annex A– Restrictive Covenants

(b)	Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s Employment that is not public knowledge (other than as a result of the Executive’s violation of this Section (a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s Employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of Employment for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives.

(c)

Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks,

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trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s Employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(d)	Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Nonsolicitation Restricted Period (as defined below), other than in the ordinary exercise of his duties, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Nonsolicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Nonsolicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Executive’s termination of Employment.

(e)

Non-Competition – Solicitation of Business. During the Noncompetition Restricted Period (as defined below), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve

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months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The “Noncompetition Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the date of termination of the Executive’s Employment.

(f)	Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s Employment or the period of the Executive’s Employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (e) shall be at mutually agreed to and convenient times.

(g)

Remedies. The Executive acknowledges and agrees that the terms of this Exhibit B: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Exhibit B will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Executive consents and agrees that the forfeiture provisions contained in the Agreement and the Investors Agreement are reasonable remedies in the event the Executive commits any such breach. If any of the provisions of this Exhibit B are

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determined to be wholly or partially unenforceable, the Executive hereby agrees that Exhibit B or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

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Annex B

FORM OF FREESCALE SEMICONDUCTOR HOLDINGS RESTRICTED STOCK

UNIT AWARD AGREEMENT

FREESCALE SEMICONDUCTOR HOLDINGS

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of February __, 2008 (the “Date of Grant”), between Freescale Semiconductor Holdings I, Ltd., a Bermuda limited company (the “Company”), and Richard Beyer (the “Executive”):

R E C I T A L S:

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Stock Units provided for herein to the Executive pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

2. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in Exhibit A.

3. Grant of Restricted Stock Units.

(a) The Company hereby grants (subject to the Executive’s execution of the Investors Agreement) to the Executive, on the terms and conditions hereinafter set forth, units evidencing a right to receive 2,100,840 shares of Common Stock (each a “Share” and collectively, the “Shares”) pursuant to the terms and conditions of this Agreement (the “Restricted Stock Units” or “Restricted Stock Unit Award”).

(b) In connection with the grant of the Restricted Stock Units hereunder, Executive represents and warrants to the Company as of the date hereof that:

(i) the Restricted Stock Units to be acquired by Executive pursuant to this Agreement will be acquired for Executive’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act , or any applicable state securities laws, and the Restricted Stock Units will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

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(ii) Executive is an executive officer of the Company, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Restricted Stock Units;

(iii) Executive is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission;

(iv) Executive is able to bear the economic risk of Executive’s investment in the Restricted Stock Units for an indefinite period of time because the Restricted Stock Units have not been registered under the Securities Act or applicable state securities laws and are subject to substantial restrictions on transfer set forth herein, and, therefore, cannot be sold unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from such registration is available, and in compliance with such restrictions on transfer;

(v) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Restricted Stock Units and has had full access to such other information concerning the Company as he has requested;

(vi) this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms.

4. Restrictions and Vesting Period.

(a) Restrictions and Transferability. Except as provided in the Investors Agreement, the Restricted Stock Unit Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Stock Unit Award to heirs or legatees of the Executive shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

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(b) Vesting Period. Subject to the Executive’s continued Employment, or except as otherwise provided below, the Restricted Stock Unit Award shall vest with respect to thirty-three and one-third percent (33 1/3%) of the Shares covered by the Restricted Stock Unit Award on each of the first, second and third anniversaries of the Effective Date. At any time, the portion of the Restricted Stock Unit Award which has become vested as described above (or pursuant to Sections 3(c) or 4 below) is hereinafter referred to as the “Vested Portion”.

(c) Accelerated Vesting upon a Change of Control. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control, the unvested portion of the Restricted Stock Unit Award shall become fully vested.

(d) Delivery of Shares. Shares of Common Stock shall become deliverable (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the Vested Portion of the Restricted Stock Unit Award upon the earliest to occur of: (i) the Executive’s termination of Employment; (ii) the Executive’s death; (iii) the Executive’s Disability; (iv) a Change of Control; or (v) the fifth anniversary of the Effective Date.

(e) No Stockholder Rights. Executive shall have no rights of a stockholder of the Company with respect to the Restricted Stock Units, including, but not limited to, the rights to vote and receive ordinary dividends, until the date of issuance of a stock certificate for such Shares. In the event that the Committee approves an adjustment to the Restricted Stock Unit Award pursuant to Section 16, then in such event, any and all new, substituted or additional securities to which Executive is entitled by reason of the Restricted Stock Unit Award shall be immediately subject to the Restrictions and Vesting Period set forth in Sections 3(a) and (b) above with the same force and effect as the Restricted Stock Unit Award subject to such Restrictions immediately before such event.

5. Termination of Employment.

(a) General. If the Executive’s Employment is terminated for any reason, the Restricted Stock Unit Award shall, to the extent not then vested (after giving effect to the provisions of Section 3(c) and this Section 4), terminate upon such termination of Employment.

(b) For Cause. The Restricted Stock Unit Award (including any Vested Portion thereof) shall terminate upon the Executive’s termination of Employment for Cause.

(c) Without Cause or for Good Reason. Upon the Executive’s termination of Employment without Cause or by the Executive for Good Reason, the Restricted Stock Unit Award shall become vested for an additional number of Shares equal to the number of Shares

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subject to the Restricted Stock Unit Award (if any) that would have vested on the next anniversary of the Effective Date if the Executive had remained employed until such date (the “Subsequent Tranche”), multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Executive’s Employment through the Executive’s termination of Employment and the denominator of which equals 365, plus the Subsequent Tranche; subject in all circumstances to the maximum of the total number of Shares subject to the Restricted Stock Unit Award as of the date of such termination of Employment. Any portion of the Restricted Stock Unit Award that is not vested after giving effect to the above provisions of this Section 4(c) shall terminate immediately effective as of the termination of the Executive’s Employment.

(d) Death. Upon the Executive’s termination of Employment due to death, the Restricted Stock Unit Award shall become fully vested.

(e) Disability. Upon the Executive’s termination of Employment due to Disability, the Restricted Stock Unit Award shall become fully vested.

(f) Retirement. Upon the Executive’s termination of Employment due to Retirement and solely to the extent so determined by the Board, the Restricted Stock Unit Award shall become vested for an additional number of Shares equal to the Subsequent Tranche multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of Executive’s Employment through the Executive’s termination of Employment and the denominator of which equals 365; subject in all circumstances to the maximum of the total number of Shares subject to the Restricted Stock Unit Award as of the date of such termination of Employment. Any portion of the Restricted Stock Unit Award that is not vested after giving effect to the above provisions of this Section 4(f) shall terminate immediately effective as of the termination of the Executive’s Employment.

(g) By the Executive other than due to Disability or Good Reason. If the Executive’s Employment is terminated on account of a termination of the Executive’s Employment initiated by the Executive other than due to Disability or Good Reason, then the unvested portion of the Restricted Stock Unit Award then held by the Executive shall be automatically forfeited.

(h) Forfeiture. Notwithstanding anything herein to the contrary, if the Executive breaches any Restrictive Covenants applicable to the Executive (including, without limitation, the Restrictive Covenants set forth in Exhibit B hereto) following Executive’s voluntary termination of Employment without Good Reason or during the Severance Period (as defined below) then (x) any Vested Portion then held by the Executive shall be automatically forfeited, (y) any Shares acquired pursuant to the Restricted Stock Unit Award shall be automatically forfeited and (z) any proceeds from the sale of Shares described in preceding clause (y), shall be immediately repaid to the Company. For purposes of this Agreement “Severance Period” shall mean, in the event of termination of the Executive’s Employment in

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circumstances entitling the Executive to severance under an applicable plan or policy or an individual agreement, and under which plan, policy or individual agreement the Executive elects to and actually receives severance, the two-year period immediately following the date of such termination.

(i) Six-Month Waiting Period for Distributions Upon Separation From Service. To the extent required by Section 409A of the Code, any payment of Shares that would otherwise be payable under this Agreement during the six-month period immediately following the Executive’s termination of Employment, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In no event will any payment of shares be made hereunder, unless the relevant termination of Employment constitutes a “separation from service” under Section 409A.

6. Certain Covenants. The Executive hereby agrees and covenants to perform all of his obligations set forth in Exhibit B hereto (which is incorporated by reference hereby) and acknowledges that the Executive’s obligations set forth in Exhibit B constitute a material inducement for the Company’s grant of the Restricted Stock Unit Award to the Executive.

7. Share Restrictions, etc. Except as expressly provided herein, the Executive’s rights hereunder and with respect to Shares received with respect to the Vested Portion are subject to the restrictions and other provisions contained in the Investors Agreement.

8. No Right to Continued Employment. The granting of the Restricted Stock Unit Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Executive and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Executive.

9. Legend on Certificates. The certificates representing the Shares received by Executive with respect to the Vested Portion shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10. Withholding. The Executive may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Restricted Stock Unit Award or from any

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compensation or other amount owing to a Executive the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Restricted Stock Unit Award or any payment or transfer under or with respect to the Restricted Stock Unit Award and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

11. Securities Laws. The issuance of any Shares hereunder shall be subject to the Executive making or entering into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws.

12. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Executive at the address appearing in the personnel records of the Company for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

13. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

14. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

15. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW

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EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

16. Restricted Stock Unit Award Subject to Investors Agreement. By entering into this Agreement the Executive agrees and acknowledges that the Executive has received a copy of the Investors Agreement. The Restricted Stock Unit Award is subject to the Investors Agreement, each as may be amended from time to time, and the terms and provisions of the Investors Agreement are hereby incorporated herein by reference.

17. Changes In, Distributions With Respect to and Redemptions of Common Stock.

(a) Basic Adjustment Provisions. In the event of any stock dividend or other similar distribution (whether in the form of stock or other securities or other property), stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event, the Committee will, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Agreement, make adjustments to the maximum number of shares of Common Stock that may be delivered under the Agreement and will also make appropriate adjustments to the number and kind of shares of stock, securities or other property (including cash) subject to the Restricted Stock Unit Award and any other provision of the Restricted Stock Unit Award affected by such change.

(b) Certain Other Adjustments. The Committee will also make adjustments of the type described in paragraph (a) above to take into account distributions to stockholders or any other event, if the Committee determines that adjustments are appropriate to preserve the value of the Restricted Stock Unit Award.

(c) Continuing Application of Agreement Terms. References in the Agreement to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 16.

18. Legal Conditions on Delivery of Common Stock. The Company shall, prior to delivering shares of Common Stock pursuant to the Agreement or removing any

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restriction from shares of Common Stock previously delivered under the Agreement, that (a) all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, and (b) if the outstanding Common Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance. The Company and its Affiliates will be obligated to deliver any shares of Common Stock pursuant to the Agreement or to remove any restriction from shares of Common Stock previously delivered under the Agreement upon satisfaction or waiver of the conditions set forth in the preceding sentence and all other conditions of the Award Agreement. If the sale of Common Stock has not been registered under the Securities Act, as amended, the Company may require, as a condition to the Restricted Stock Unit Award, such representations or agreements as counsel for the Company may in good faith recommend to avoid violation of such Act.

19. Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights.

20. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

Executive

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Exhibit A to Annex B – Definitions

“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Investors Agreement.

“Adjustment Event”: Either (i) a cash dividend with respect to shares of Common Stock paid to all or substantially all holders of shares of Common Stock, other than cash dividends in respect of shares of Common Stock declared by the Board as part of a regular dividend payment practice or stated cash dividend policy of the Company following an IPO, or (ii) a substantially pro rata redemption or substantially pro rata repurchase by the Company, of all or part of any class of stock of the Company.

“Board”: The Board of Directors of Freescale Holdings.

“Cause”: “Cause” as defined in the Investors Agreement.

“Change of Control”: Any of the following: (i) a Change of Control within the meaning of the Investors Agreement; (ii) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of Freescale Semiconductor, Inc. (“Freescale”), on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Qualified Institutional Investors, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of all Voting Stock then outstanding of Freescale, provided that for so long as (x) the Partnership and its subsidiaries own more than 50% of the total voting power of all Voting Stock of Freescale and (y) one or more Qualified Institutional Investors own more than 50% of the total voting power of all Voting Stock of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the Freescale Voting Stock owned by the Partnership and its subsidiaries; or (iv) during any period of 24-consecutive months, individuals who at the beginning of such period constituted the board of directors of Freescale (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Freescale was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Freescale then in office. Notwithstanding anything herein to the contrary, for purposes of this Agreement, no Change of Control shall be deemed to have occurred unless the events constituting such Change of Control also constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” as such phrase is defined Section 409A of the Code and the regulations promulgated thereunder.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

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“Committee”: The Board or, if one or more has been appointed, a committee of the Board. The Committee may delegate ministerial tasks to such persons as it deems appropriate.

“Common Stock”: Common shares of the Company, par value $.01 per share.

“Company”: Freescale Holdings Semiconductor Holdings I, Ltd., a Bermuda limited company.

“Disability”: “Disability” as defined in the Investors Agreement.

“Effective Date”: “Effective Date” as defined in the Employment Agreement.

“Employment”: The Executive’s employment or other service relationship (including service as a member of the Board of Directors) with the Company and its Affiliates. If the Executive’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Executive will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Executive transfers Employment to the Company or its remaining Affiliates.

“Employment Agreement”: The employment agreement between the Company and the Executive to which this Agreement is an annex.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: “Fair Market Value” as defined in the Investors Agreement

“Good Reason”: “Good Reason” as defined in the Investors Agreement.

“Investors Agreement”: Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006.

“Partnership”: Freescale Holdings L.P., a Cayman Islands exempted limited partnership, together with any successor thereto.

“Qualified Institutional Investors”: “Qualified Institutional Investors” as defined in the Investors Agreement.

“Restrictive Covenants”: “Restrictive Covenants” as defined in the Investors Agreement.

“Retirement”: The Executive’s voluntary termination of Employment other than for Cause after the date on which the Executive has reached the age of 55 and has a total of at least five years combined and continuous employment with the Company.

“Shares”: Common shares of the Company, par value $.01 per share.

“Voting Stock”: All classes of capital stock or shares then outstanding and normally entitled to vote in elections of directors.

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Exhibit B to Annex B– Restrictive Covenants

(a)	Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s Employment that is not public knowledge (other than as a result of the Executive’s violation of this Section (a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s Employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of Employment for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives.

(b)

Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks,

Annex B - 12

trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s Employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c)	Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Nonsolicitation Restricted Period (as defined below), other than in the ordinary exercise of his duties, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Nonsolicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Nonsolicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Executive’s termination of Employment.

(d)

Non-Competition – Solicitation of Business. During the Noncompetition Restricted Period (as defined below), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such

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business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The “Noncompetition Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the date of termination of the Executive’s Employment.

(e)	Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s Employment or the period of the Executive’s Employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (e) shall be at mutually agreed to and convenient times.

(f)

Remedies. The Executive acknowledges and agrees that the terms of this Exhibit B: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Exhibit B will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Executive consents and agrees that the forfeiture provisions contained in the Agreement and the Investors Agreement are reasonable remedies in the event the Executive commits any such breach. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable, the Executive hereby agrees that Exhibit B or any provision hereof may be reformed so that it is enforceable to

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the maximum extent permitted by law. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

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Annex C

FORM OF FREESCALE SEMICONDUCTOR INC

DEFERRED COMPENSATION AGREEMENT

FREESCALE SEMICONDUCTOR INC.

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT (this “Agreement”), is made effective as of February 11th 2008 between Freescale Semiconductor Inc. (the “Company”) and Richard M. Beyer (the “Executive”):

R E C I T A L S:

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to enter into the deferred compensation arrangement provided for herein with the Executive pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in Exhibit A.

2. Grant of Deferred Compensation. The Company hereby grants to the Executive, on the terms and conditions hereinafter set forth, deferred compensation of $12,500,000 pursuant to the terms and conditions of this Agreement (the “Deferred Compensation”).

3. Vesting Period. Subject to the Executive’s continued Employment, or except as otherwise provided below, thirty-three and one-third percent (33  1/3%) of the Deferred Compensation covered by this Agreement shall vest on each of the first, second and third anniversaries of the Effective Date. At any time, the portion of the Deferred Compensation which has become vested as described above shall be referred to as the “Vested Portion”.

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4. Payment. Payment of the Vested Portion of the Deferred Compensation shall be made as soon as administratively practicable following the earliest to occur of: (i) the Executive’s termination of Employment; (ii) the Executive’s death; (iii) the Executive’s Disability; (iv) a Change of Control; or (v) the third anniversary of the Effective Date.

5. Accelerated Payment on Change of Control. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control, the unvested portion of the Deferred Compensation shall become fully vested.

6. Termination of Employment.

(a) General. If the Executive’s Employment is terminated for any reason, the Executive’s right to payment of the Deferred Compensation shall, to the extent the Deferred Compensation is not then vested (after giving effect to the provisions of Section 5 and this Section 6), terminate upon the termination of such Employment.

(b) For Cause. The Deferred Compensation (including any Vested Portion thereof) shall terminate upon the Executive’s termination of Employment for Cause.

(c) Without Cause or for Good Reason. Upon the Executive’s termination of Employment without Cause or by the Executive for Good Reason, the Deferred Compensation shall become vested in an amount equal to the amount of Deferred Compensation that would have vested on the next anniversary of the Effective Date if the Executive had remained employed until such date (the “Subsequent Vested Amount”), multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Executive’s Employment or the Effective Date, as applicable, through the Executive’s termination of Employment and the denominator of which equals 365, plus the Subsequent Vested Amount; subject in all circumstances to the maximum of the Deferred Compensation as of the date of such termination of Employment. Any portion of the Deferred Compensation that is not vested after giving effect to the above provisions of this Section 6(c) shall terminate immediately effective as of the termination of the Executive’s Employment.

(d) Death. Upon the Executive’s termination of Employment due to death, the Deferred Compensation shall become fully vested.

(e) Disability. Upon the Executive’s termination of Employment due to Disability, the Deferred Compensation shall become fully vested.

(f) By the Executive other than due to Disability or Good Reason. If the Executive’s Employment is terminated on account of a termination of the Executive’s Employment initiated by the Executive other than due to Disability or Good Reason, then the unvested portion of the Deferred Compensation shall be automatically forfeited.

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(g) Six-Month Waiting Period for Distributions Upon Separation From Service. To the extent required by Section 409A of the Code, any payment that would otherwise be payable under this Agreement during the six-month period immediately following the Executive’s termination of Employment, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In no event will any payment be made hereunder, unless the relevant termination of Employment constitutes a “separation from service” under Section 409A.

7. Certain Covenants. The Executive hereby agrees and covenants to perform all of his obligations set forth in Exhibit B hereto (which is incorporated by reference hereby) and acknowledges that the Executive’s obligations set forth in Exhibit B constitute a material inducement for the Company’s grant of the Deferred Compensation to the Executive.

8. No Right to Continued Employment. The granting of the Deferred Compensation evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Executive and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of the Executive.

9. Withholding. The Executive may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Deferred Compensation of any applicable withholding taxes in respect of the Deferred Compensation or any payment or transfer under or with respect to the Deferred Compensation and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Executive at the address appearing in the personnel records of the Company for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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12. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

13. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

14. Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights.

15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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16. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FREESCALE SEMICONDUCTOR INC.

By:	/s/ Paul C. Schorr IV
Name:	Paul C. Schorr IV
Title:	Authorized Signatory

Agreed and acknowledged as of the date first above written:

/s/ Richard M. Beyer
Executive

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Exhibit A to Annex C– Definitions

“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Investors Agreement.

“Cause”: “Cause” as defined in the Investors Agreement.

“Change of Control”: Any of the following: (i) a Change of Control within the meaning of the Investors Agreement; (ii) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of Freescale Semiconductor, Inc. (“Freescale”), on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Qualified Institutional Investors, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of all Voting Stock then outstanding of Freescale, provided that for so long as (x) the Partnership and its subsidiaries own more than 50% of the total voting power of all Voting Stock of Freescale and (y) one or more Qualified Institutional Investors own more than 50% of the total voting power of all Voting Stock of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the Freescale Voting Stock owned by the Partnership and its subsidiaries; or (iv) during any period of 24-consecutive months, individuals who at the beginning of such period constituted the board of directors of Freescale (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Freescale was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Freescale then in office. Notwithstanding anything herein to the contrary, for purposes of this Agreement, no Change of Control shall be deemed to have occurred unless the events constituting such Change of Control also constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” as such phrase is defined Section 409A of the Code and the regulations promulgated thereunder.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: The Board of Directors of Freescale Semiconductor Inc. or, if one or more has been appointed, a committee of such Board. The Committee may delegate ministerial tasks to such persons as it deems appropriate.

“Company”: Freescale Semiconductor Inc., a United States corporation.

“Disability”: “Disability” as defined in the Investors Agreement.

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“Effective Date”: “Effective Date” as defined in the Employment Agreement.

“Employment”: The Executive’s employment or other service relationship with the Company and its Affiliates. If the Executive’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Executive will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Executive transfers Employment to the Company or its remaining Affiliates.

“Employment Agreement”: The employment agreement between the Company and the Executive to which this Agreement is an annex.

“Good Reason”: “Good Reason” as defined in the Investors Agreement.

“Investors Agreement”: Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006.

“Restrictive Covenants”: “Restrictive Covenants” as defined in the Investors Agreement.

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Exhibit B to Annex C– Restrictive Covenants

(a)	Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s Employment that is not public knowledge (other than as a result of the Executive’s violation of this Section (a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s Employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of Employment for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives.

(b)

Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks,

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trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s Employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c)	Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Nonsolicitation Restricted Period (as defined below), other than in the ordinary exercise of his duties, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Nonsolicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Nonsolicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Executive’s termination of Employment.

(d)

Non-Competition – Solicitation of Business. During the Noncompetition Restricted Period (as defined below), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such

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business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The “Noncompetition Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the date of termination of the Executive’s Employment.

(e)	Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s Employment or the period of the Executive’s Employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (e) shall be at mutually agreed to and convenient times.

(f)

Remedies. The Executive acknowledges and agrees that the terms of this Exhibit B: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Exhibit B will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Executive consents and agrees that the forfeiture provisions contained in this Agreement and the Investors Agreement are reasonable remedies in the event the Executive commits any such breach. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable, the Executive hereby agrees that Exhibit B or any provision hereof may be reformed so that it is enforceable to

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the maximum extent permitted by law. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

Annex C - 12

Exhibit A to Employment Agreement

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this [    ] day of [            ], [        ], by and between Freescale Semiconductor, Inc. (the “Company”), Freescale Holdings GP, Ltd. (the “Parent”), and Richard M. Beyer (the “Executive”).

1.

Executive hereby voluntarily, knowingly and willingly releases and forever discharges Parent, the Company, and each of their respective subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time Executive signs this Release; (b) arising prior to the time Executive signs this Release out of or relating to Executive’s employment with the Company, service as a member of the Board or Parent Board or the termination thereof; or (c) arising prior to the time Executive signs this Release out of or relating to (i) the Employment Agreement between the Company, the Parent and the Executive, dated February 11, 2008, (ii) the Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006 (the “Investors Agreement”), (iii) the Amended and Restated Agreement of Exempted Limited Partnership of Freescale Holdings L.P., a Cayman Islands exempted limited partnership, dated February 11, 2008, as amended from time to time, (iv) the Registration Rights Agreement by and among Freescale Holdings L.P. and Certain Freescale Holdings L.P. Investors, dated as of December 1, 2006, (v) the Freescale Holdings L.P. 2006 Interest Plan, (vi) the Freescale Holdings L.P. Award Agreement by and between Freescale Holdings L.P., a Cayman Islands limited partnership and Executive, dated [            ] [    ], 2008, or any other agreement, contract, plan, practice, policy or program of the Company. This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Age Discrimination in Employment Act of 1967 or any other foreign, federal, state or local law or judicial decision, including, but not limited to, the Texas Commission on Human Rights Act, the California Fair Employment and Housing Act, the California Family Right Act, California Labor Code section 1400 et seq (CA WARN) and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal,

Exhibit A - 1

between Executive and any of the Company Releasees. The foregoing Release shall not apply to (i) claims that cannot be released under applicable law, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims under section 2802 of the California Labor Code; (ii) legally mandated benefits; (iii) vested benefits, if any, under any equity plan, qualified or nonqualified savings and pension plans in which Executive may have participated during his employment with the Company or its affiliates; (iv) any claim related to indemnification for acts performed while the Management Representative under the Investors Agreement or while an officer or director of the Company or its affiliates as permitted under applicable law and the bylaws of the Company or its affiliates, as appropriate; or (v) any claim that may be raised by Executive in his capacity as an equityholder of the Company or its affiliates. Executive represents that Executive has no complaints, charges or lawsuits pending against the Company or any of the Company Releasees.

2.	Executive has a twenty-one (21) day period in which to consider the Release and shall have seven (7) additional days from the date of execution to revoke his consent to the Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following Executive’s execution of this Release. If no such revocation occurs, the Release shall become effective on the eighth (8th) day following Executive’s execution of this Release.

3.	This Release shall be governed and construed in accordance with the laws of New York, without reference to the principles of conflicts of law thereof; provided, however, that if there is a judicial determination that the laws of the State of New York shall not be applicable, the parties agree that this Agreement will be governed by the laws of the State of Texas.

Exhibit A - 2

IN WITNESS WHEREOF, Executive, the Parent and the Company have executed the Release as of the date and year first written above.

RICHARD M. BEYER

FREESCALE SEMICONDUCTOR, INC.

By:
Title:

FREESCALE HOLDINGS GP, LTD.

By:
Title:

Exhibit A - 3